                                               Filed Pursuant to Rule 424(b)(5)
                                               Registration No. 333-21989


P R O S P E C T U S  S U P P L E M E N T
(TO PROSPECTUS DATED DECEMBER 2, 1997)

                                1,500,000 SHARES

                           ESSEX PROPERTY TRUST, INC.
                                  COMMON STOCK
                            ------------------------

     Essex Property Trust, Inc., a Maryland corporation (the "Company"), is a self-administered and self managed equity real estate investment trust ("REIT") focused on owning, operating, managing, leasing, acquiring, developing and redeveloping multifamily residential properties located throughout the west coast of the United States.

     All of the shares of common stock, $.0001 par value per share (the "Common Stock"), offered hereby are being offered by the Company. See "Underwriting." Upon the closing of the offering, approximately 9.6% of the outstanding shares of Common Stock, including shares issuable upon exchange of partnership units in Essex Portfolio, L.P., will be beneficially owned by executive officers and directors of the Company. To ensure that the Company maintains its qualification as a REIT, the charter of the Company provides that no person, with certain exceptions, may own more than 6.0% of the value of the outstanding shares of Common Stock. See "Description of Common Stock -- Restrictions on Transfer" in the accompanying Prospectus.

     The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "ESS." On December 2, 1997, the last reported sale price of the Common Stock on the NYSE was $35 1/2 per share. The Company has paid regular quarterly distributions to holders of its Common Stock since the completion of the Company's initial public offering.
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE
                            ------------------------

=========================================================================================================
                                                          PRICE TO       UNDERWRITING      PROCEEDS TO
                                                           PUBLIC         DISCOUNT(1)      COMPANY(2)
---------------------------------------------------------------------------------------------------------
Per Share.............................................      $35.50           $1.86           $33.64
---------------------------------------------------------------------------------------------------------
Total(3)..............................................    $53,250,000     $2,790,000       $50,460,000
=========================================================================================================

(1) The Company and the Operating Partnership (as defined herein) have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $100,000.

(3) The Company has granted the Underwriters an option to purchase up to an additional 225,000 shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, the Underwriting Discount and Proceeds to Company will be $61,237,500, $3,208,500 and $58,029,000, respectively. See "Underwriting."

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to the approval of certain legal matters by counsel for the Underwriter and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the delivery of shares of Common Stock will be made in New York, New York, on or about December 8, 1997.
                            ------------------------

MERRILL LYNCH & CO.
                     DONALDSON, LUFKIN & JENRETTE
                         SECURITIES CORPORATION
                                        RAYMOND JAMES & ASSOCIATES, INC.

          The date of this Prospectus Supplement is December 2, 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SHARES OF COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     The following is qualified in its entirety by the more detailed information appearing in the accompanying Prospectus and incorporated herein and therein by reference. The offering of 1,500,000 shares of Common Stock made hereby is herein referred to as the "Offering." All references to the "Company" in this Prospectus Supplement and the accompanying Prospectus include Essex Property Trust, Inc., those entities controlled by Essex Property Trust, Inc. and predecessors of Essex Property Trust, Inc., unless the context indicates otherwise. All references to the "Operating Partnership" in this Prospectus Supplement and the accompanying Prospectus refer to Essex Portfolio, L.P., a California limited partnership in which the Company owns an approximate 89.0% general partnership interest and senior members of the Company's management and certain outside investors own an approximate 11.0% interest, before giving effect to the Offering. This Prospectus Supplement and the accompanying Prospectus and documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements containing the words "believes," "anticipates," "expects," and words of similar import, that involve known and unknown risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of certain factors, including those described under "Risk Factors" in the accompanying Prospectus, and elsewhere in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference herein and therein. The Company cautions the reader, however, that such risk factors may not be exhaustive.

                                  THE COMPANY

     The Company is a self-administered and self managed equity REIT which was formed to continue and expand the real estate investment and management operations conducted by its predecessor since 1971. The Company has been engaged in owning, operating, managing, leasing, acquiring, developing and redeveloping multifamily residential properties located throughout the west coast of the United States for over 25 years through various cycles of the real estate market. The Company's Chairman of the Board of Directors and four most senior executives have worked at the Company for an average of approximately 13 years and have an average of approximately 20 years of experience in the real estate industry.

     The Company's multifamily residential portfolio currently consists of ownership interests in 50 properties comprising 9,964 apartment units. Of these properties, 13 are located in the San Francisco Bay Area, 17 are located in Southern California, 17 are located in the Seattle Metropolitan Area and three are located in the Portland Metropolitan Area. The Company also owns three retail properties, which are located in the Portland Metropolitan Area and two office buildings located in Palo Alto, California, one of which houses the Company's headquarters. The Company believes that it has successfully positioned itself as a west coast regional REIT, with the geographical diversity of its multifamily portfolio, expressed as current rental revenues as a percentage of total revenues, as follows: 39% in the San Francisco Bay Area, 33% in Southern California, and 25% in the Seattle metropolitan area.

                                  THE OFFERING

Common Stock offered hereby..........  1,500,000 shares of Common Stock
Common Stock to be outstanding after
  the Offering.......................  16,611,558 shares of Common Stock(1)
Use of proceeds......................  To repay indebtedness, fund acquisition and development activities and for general corporate
                                       purposes. See "Use of Proceeds."
New York Stock Exchange symbol.......  "ESS"

---------------

(1) If all of the partnership units in the Operating Partnership were exchanged for Common Stock, the total number of shares of Common Stock outstanding would be 18,485,031, excluding (i) shares of Common Stock that may be issued upon conversion of Convertible Preferred Stock (as defined in the accompanying Prospectus) and (ii) 796,734 shares of Common Stock that may be issued pursuant to the exercise of outstanding stock options granted to The Marcus & Millichap Company and pursuant to the exercise of outstanding employee stock options under the Essex Property Trust, Inc. 1994 Stock Incentive Plan.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are expected to be approximately $50.4 million. If the over-allotment option is exercised in full, the net proceeds from the sale of the shares of Common Stock are expected to be approximately $57.9 million. The Company intends to contribute such proceeds to the Operating Partnership, of which the Company is the sole general partner and through which the Company owns substantially all of its assets and conducts substantially all of its operations, to purchase an additional general partnership interest therein. The Operating Partnership will use the net proceeds to repay borrowings under the Company's secured and unsecured lines of credit, fund the acquisition and development of multifamily residential properties and for general corporate purposes.

     As of September 30, 1997, the weighted average interest rate on indebtedness expected to be repaid with the net proceeds of the Offering was approximately 7.3%. Such indebtedness was used primarily for property acquisitions and development activity.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

     For a general description of the Company's capital stock, see "Description of Common Stock" and "Description of Preferred Stock -- Convertible Preferred Stock" in the accompanying Prospectus. The description of the Company's capital stock in the accompanying Prospectus and of certain provisions of Maryland law do not purport to be complete and are subject to and qualified in their entirety by reference to the Company's Charter and Bylaws and Maryland law, and, with respect to certain rights of holders of the shares of Convertible Preferred Stock, the Stock Purchase Agreement (as defined in the accompanying Prospectus) and the Registration Rights Agreement between the Company and Tiger/Westbrook (as defined in the accompanying Prospectus) dated July 1, 1996. Copies of such documents have been filed with the Securities and Exchange Commission. See "Available Information" in the accompanying Prospectus.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Purchase Agreement (the "Purchase Agreement") among the Company, the Operating Partnership and each of the underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase from the Company the number of shares of Common Stock set forth opposite their respective names. The Underwriters are committed to purchase all of such shares if any are purchased.

                                                                         NUMBER OF SHARES OF
                                      UNDERWRITERS                          COMMON STOCK
                                                                         -------------------
    Merrill Lynch, Pierce, Fenner & Smith Incorporated.................          500,000
    Donaldson, Lufkin & Jenrette Securities Corporation................          500,000
    Raymond James & Associates, Inc....................................          500,000
                                                                             -----------
                Total..................................................        1,500,000
                                                                             ===========

     The Underwriters have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $1.00 per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $0.10 per share on sales to certain other dealers. After the commencement of the Offering, the public offering price, concession and discount may be changed.

     The Company has granted the Underwriters an option exercisable by the Underwriters, to purchase up to 225,000 additional shares of Common Stock at the public offering price, less the underwriting discounts. Such option, which expires 30 days after the date of this Prospectus Supplement, may be exercised solely to cover over-allotments. To the extent the Underwriters exercise such option, each of the Underwriters will be obligated, subject to certain conditions, to purchase approximately the same percentage of the option shares as the number of shares to be purchased initially by that Underwriter bears to the total number of shares to be purchased initially by the Underwriters.

     The Company and the Operating Partnership have agreed to indemnify the Underwriters and others against certain liabilities, including liabilities under the Securities Act or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company and the Operating Partnership have agreed, subject to certain exceptions (including, in the case of the Company, shares of Common Stock issued
(i) pursuant to the Purchase Agreement, (ii) pursuant to the Company's stock option plans as described herein or incorporated herein by reference, (iii) pursuant to the terms of the Convertible Preferred Stock, and (iv) pursuant to the exchange of outstanding limited partnership interests in the Operating Partnership in accordance with the terms of the Operating Partnership as of the date hereof), not to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 90 days after the date of this Prospectus Supplement.

     Until the distribution of the Common Stock is completed, the rules of the Commission may limit the ability of the Underwriters to bid for and purchase the Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the shares of Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offering, i.e. if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing shares of Common Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Underwriters may also impose a penalty bid on certain Underwriters. This means that if the Underwriters purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters who sold those shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Company has been advised that affiliates of The Equitable Companies Incorporated, the direct or indirect holder of approximately 76% of the common stock of Donaldson, Lufkin & Jenrette, Inc., the parent of Donaldson, Lufkin & Jenrette Securities Corporation, may be deemed to own approximately 677,000 shares of the Common Stock of the Company, representing approximately 4.1% of the 16,611,558 shares of Common Stock that will be issued and outstanding after giving effect to the Offering (assuming no exercise of the over-allotment option).

     Certain of the Underwriters and their respective affiliates engage in transactions with, and from time to time, have performed services for, the Company in the ordinary course of business.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995, and for the period June 13, 1994 through December 31, 1994 and of Essex Partners Properties for the period January 1, 1994 through June 12, 1994, the audited Combined Historical Summary of Gross Income and Direct Operating Expenses for the year ended December 31, 1996 of Wilshire Promenade, Tara Village, Evergreen Heights, The Bluffs II, The Village Apartments. Camarillo Lots 7, 8 and 9, and Huntington Breakers Apartments, and the audited Combined Statement of Revenues and Certain Expenses of Stonehedge Village, Bridle Trails, Springlake, and Maple Leaf for the year ended December 31, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California. Morrison & Foerster LLP will rely upon the opinion of Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Skadden, Arps, Slate, Meagher & Flom LLP from time to time provides legal services to the Company.

PROSPECTUS

                                  $95,369,250

                           ESSEX PROPERTY TRUST, INC.

                         COMMON STOCK, PREFERRED STOCK,
                         DEPOSITARY SHARES AND WARRANTS
                            ------------------------

     Essex Property Trust, Inc. ("Essex" or the "Company") may from time to time offer in one or more series or classes (i) shares of its common stock, par value $0.0001 per share (the "Common Stock"), (ii) shares or fractional shares of its preferred stock (the "Preferred Stock"), (iii) shares of Preferred Stock represented by Depositary Shares (the "Depositary Shares"), and (iv) warrants to purchase Preferred Stock or Common Stock (the "Warrants"), in amounts, at prices and on terms to be determined at the time of offering, with an aggregate public offering price of up to $95,369,250. The Common Stock, Preferred Stock, Depositary Shares and Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement"). To ensure that the Company maintains its qualification as a real estate investment trust ("REIT"), the Charter of the Company (the "Charter") provides that no person, with certain exceptions, may own more than 6.0% of the value of the outstanding shares of the Company's stock.

     The specific terms of the Offered Securities in respect to which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Common Stock, the specific title and stated value and any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (iv) in the case of Warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a REIT for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

     FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE OFFERED SECURITIES, SEE "RISK FACTORS," COMMENCING ON PAGE 4.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                The date of this Prospectus is December 2, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, the Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

          a. The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (including relevant portions of the Company's definitive proxy statement for the 1997 annual meeting of stockholders specifically incorporated by reference in Part III of such Form 10-K);

          b. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

          c. The Company's Forms 8-K filed with the Commission on April 3, 1997, June 26, 1997, August 29, 1997, September 9, 1997 and December 1, 1997.

     Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Offered Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to the Investor Service Manager of the Company at 777 California Avenue, Palo Alto, California 94304, telephone number: (650) 494-3700.

     As used herein, the terms "Company" and "Essex" mean Essex Property Trust, Inc., a Maryland corporation, those entities controlled by Essex Property Trust, Inc. and predecessors of Essex Property Trust, Inc., unless the context indicates otherwise. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     The Company is a self-administered and self-managed equity REIT that was formed in 1994 to continue and expand the real estate investment and management operations conducted by Essex Property Corporation since 1971. The Company's multifamily residential portfolio currently consists of ownership interests in 50 properties comprising 9,964 apartment units, 17 of which are located in Southern California, 17 of which are located in the Seattle metropolitan area, 13 of which are located in the San Francisco Bay Area, and three of which are located in the Portland, Oregon, metropolitan area. The Company also owns three retail properties, which are located in the Portland, Oregon, metropolitan area, and two office buildings located in Palo Alto, California, one of which houses the Company's headquarters (collectively, the "Commercial Properties," and together with the Company's 50 multifamily residential properties, the "Properties").

     The Company conducts substantially all of its activities through Essex Portfolio, L.P. (the "Operating Partnership") in which the Company owns an approximate 89.0% general partnership interest, as of the date hereof. An approximate 11.0% limited partnership interest in the Operating Partnership is owned by senior members of the Company's management and certain outside investors, as of the date hereof. As the sole general partner of the Operating Partnership, the Company has control over the management of the Operating Partnership and over each of the Properties.

     The Company's Common Stock is listed on the New York Stock Exchange under the symbol "ESS." The Company is a Maryland corporation. The Company's executive offices are located at 777 California Avenue, Palo Alto, California 94304, and its telephone number is (650) 494-3700.

                                USE OF PROCEEDS

     The Company intends to invest the net proceeds of any sale of Offered Securities in the Operating Partnership. Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership intends to use such net proceeds for general corporate purposes including, without limitation, the acquisition and development of multifamily residential properties and the repayment of debt. Net proceeds from the sale of the Offered Securities initially may be temporarily invested in short-term securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to combined fixed charges and preferred stock dividends for the nine months ended September 30, 1997 was approximately 2.95x and for the fiscal year ended December 31, 1996, was approximately 2.11x. The Company's ratio of earnings to fixed charges for the fiscal year ended December 31, 1995 and for the period of June 13, 1994 through December 31, 1994, was approximately 2.14x and 1.87x, respectively. Prior to 1996, the Company did not have any outstanding preferred stock. The ratio of earnings to fixed charges of the Company's predecessor for the period of January 1, 1994 through June 12, 1994 and for the fiscal years ended December 31, 1993 and December 31, 1992, was approximately 1.06x, 1.03x and 0.83x, respectively. For purposes of computing these ratios, earnings have been calculated by adding fixed charges (including capitalized interest) to income (loss) from operations, before gains on sales and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of debt discounts and deferred financing fees, whether expensed or capitalized.

                                  RISK FACTORS

     Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus and the applicable Prospectus Supplement before purchasing Offered Securities.

DEBT FINANCING; RISK OF RISING INTEREST RATES

     The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, that the Company will not be able to refinance existing indebtedness on the encumbered Properties or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. As of September 30, 1997, the Company had outstanding approximately $187.9 million of indebtedness secured by certain of the Properties.

     As of September 30, 1997, the Company had approximately $42.8 million of variable rate mortgage indebtedness, which bears interest at a floating rate tied to the rate of short-term tax exempt securities. Although approximately $29.2 million of such variable rate indebtedness is subject to interest rate protection which may reduce the risks associated with fluctuations in interest rates, an increase in interest rates will have an adverse effect on the Company's net income and results of operations.

RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES

     The Company intends to actively continue to acquire multifamily residential properties. Acquisitions of such properties entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general real estate investment risks associated with any new real estate investment.

     The Company also pursues multifamily residential property development projects. Such projects generally require various governmental and other approvals, the receipt of which cannot be assured. The Company's development activities will entail certain risks, including the expenditure of funds on and devotion of management's time to projects which may not come to fruition; the risk that construction costs of a project may exceed original estimates, possibly making the project not economical; the risk that a development project may experience delays due to, among other things, adverse weather conditions; the risk that occupancy rates and rents at a completed project will be less than anticipated; and the risk that expenses at a completed development will be higher than anticipated. These risks may result in a development project causing a reduction in the funds available for distribution.

     The Company faces competition from other REITs, businesses and other entities in the acquisition, development, operation of its properties. Some of the Company's competitors are larger and have greater financial resources than the Company. This competition may result in a higher cost for properties the Company wishes to acquire and/or develop.

DEBT FINANCING; UNCERTAINTY OF ABILITY TO REFINANCE BALLOON PAYMENTS

     The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, that the Company will not be able to refinance existing indebtedness on the encumbered Properties or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. As of September 30, 1997, the Company had outstanding approximately $187.9 million of indebtedness secured by certain of the Properties.

     The Company is not expected to have sufficient cash flows from operations to make all of the balloon payments of principal when due under its mortgage indebtedness and lines of credit, which were, as of September 30, 1997, an aggregate of approximately $187.9 million. As of September 30, 1997, such mortgage indebtedness and lines of credit had the following scheduled maturity dates: 1997 -- $0.8 million; 1998 -- $3.7 million; 1999 -- $4.0 million;
2000 -- $4.3 million; 2001 and thereafter -- $175.1 million. As a result, the Company will be subject to risks that it will not be able to refinance such mortgage indebtedness and the mortgaged properties could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company, or, that the indebtedness, if any, refinanced will have higher interest rates. An inability to make such payments when due could cause the mortgage lender to foreclose on the Properties securing the mortgage, which would have a material adverse effect on the Company.

GEOGRAPHIC CONCENTRATION

     Approximately 43%, 25%, 26%, and 6% of the Company's rental revenues for the nine months ended September 30, 1997, were derived from Properties located in the San Francisco Bay Area, the Seattle metropolitan area, Southern California and the Portland metropolitan area, respectively. As a result of this geographic concentration, if a local property market performs poorly, the income from the Properties in that market could decrease and, in turn, the ability of the Company to make expected dividends to stockholders could be adversely affected. The performance of the economy in each of these areas affects occupancy, market rental rates and expenses and, consequently, has an impact on the income from the Properties and their underlying values. The financial results of major local employers may have an impact on the cash flow and value of certain of the properties.

RISKS ASSOCIATED WITH CONVERTIBLE PREFERRED STOCK AND CERTAIN OTHER RISKS

     Increase in Dividend Requirements as a Result of Convertible Preferred Stock; Possible Inability to Sustain Dividends. On June 20, 1996, the Company entered into a stock purchase agreement (the "Stock Purchase Agreement") to sell up to $40.0 million of the Company's 8.75% convertible preferred stock, Series 1996A (the "Convertible Preferred Stock") at $25.00 per share to Tiger/Westbrook Real Estate Fund, L.P., and Tiger/Westbrook Real Estate Co-Investment Partnership, L.P. (collectively, "Tiger/Westbrook"). Pursuant to the Stock Purchase Agreement, Tiger/Westbrook purchased 1,600,000 shares of Convertible Preferred Stock for an aggregate purchase price of $40 million. For a summary of the terms and conditions of the Convertible Preferred Stock see "Description of Preferred Stock -- Convertible Preferred Stock."

     The cash dividends payable on the Convertible Preferred Stock substantially increased the cash required to continue to pay cash dividends on the Common Stock at current levels. The terms and conditions of the Convertible Preferred Stock provide that dividends may be paid on shares of Common Stock in any fiscal quarter only if full, cumulative cash dividends have been paid on all shares of Convertible Preferred Stock in the annual amount equal to the greater of (i) $2.1875 per share (8.75% of the $25.00 per share price), or (ii) the dividends (subject to adjustment) paid with respect to the Common Stock plus, in both cases, any accumulated but unpaid dividends on the Convertible Preferred Stock. See "Description of Preferred Stock -- Convertible Preferred
Stock -- Dividends."

     Under certain circumstances, if, after June 20, 2001, the Company requires a mandatory conversion of all of the Convertible Preferred Stock, but under no other circumstances, each of the holders of the Convertible Preferred Stock may cause the Company to redeem any or all of such holder's shares of Convertible Preferred Stock. Such a redemption would decrease the amount of cash available to pay cash dividends on the Common Stock. At such time as there ceases to be in excess of 40,000 shares of Convertible Preferred Stock outstanding, the Company may at its option purchase all of the outstanding shares of Convertible Preferred Stock from the holders thereof. See "Description of Preferred
Stock -- Convertible Preferred Stock -- Redemption at Holder's Option After Notice of Mandatory Conversion." If the Company is unable to pay dividends on the Common Stock, the Company's status as a REIT may be jeopardized. See "Federal Income Tax Considerations -- Requirements for Qualification -- Annual Distribution Requirements."

     Any Common Stock or other Offered Securities that may in the future be issued pursuant to this Prospectus, upon exercise of stock options or otherwise will further substantially increase the costs required to continue to pay cash dividends at current levels. The Company's ability to pay dividends will depend in large part on the performance of its Properties and other properties that it may acquire in the future.

     The Company's ability to pay dividends on its stock is further limited by the Maryland General Corporation Law ("MGCL"). Under the MGCL, the Company may not make a distribution on its stock if, after giving effect to such distribution, either (i) the Company would not be able to pay its indebtedness as such indebtedness becomes due in the usual course of business or (ii) the Company's total assets would be less than its total liabilities (which, in accordance with the articles supplementary filed by the Company on July 1, 1996 (the "Articles Supplementary"), will not include amounts required to satisfy the preferential rights of the Convertible Preferred Stock upon dissolution of the Company). See "Description of Preferred Stock -- Convertible Preferred
Stock -- Liquidation Preference." If the Company is unable to pay dividends on its stock, the Company's status as a REIT may be jeopardized. See "Federal Income Tax Considerations -- Requirements for Qualification -- Annual Distribution Requirements."

     Risk of Adverse Effect on Market Price Due to Registration Rights and Preemptive Rights. Holders of the Convertible Preferred Stock have certain registration rights with respect to the Convertible Preferred Stock or shares of Common Stock issuable upon conversion of the Convertible Preferred Stock for sale to the public. See "Description of Preferred Stock -- Convertible Preferred Stock -- Registration Rights." Registration rights are also held by the senior members of the Company's management and certain outside investors (collectively, the "Founders") who as of the date hereof own an approximate 11.0% limited partnership interest in the Operating Partnership and have certain "demand" and "piggyback" registration rights with respect to shares of Common Stock issuable in connection with the exchange of their limited partnership interests in the Operating Partnership. In addition, limited partnership interests in the Operating Partnership were issued to certain limited partners (the "Limited Partners") of a partnership formed in connection with the acquisition of a property. The Limited Partners have certain "demand" and "piggyback" registration rights with respect to the shares of Common Stock issued in exchange for such limited partnership interests. The aggregate 11.0% limited partnership interest held by the Founders and the Limited Partners is exchangeable for an aggregate of 1,873,473 shares of Common Stock. Moreover, the Acquisition Partnerships Partners (as defined herein) have certain "demand" registration rights with respect to shares of Common Stock issuable in connection with the redemption of their units of limited partnership. See "Description of Common Stock -- Registration Rights." The registration rights of the holders of the Convertible Preferred Stock, the Founders, the Limited Partners and the Acquisition Partnerships Partners could have a material adverse effect on the market price for the Offered Securities. In addition, the Stock Purchase Agreement provides Tiger/Westbrook with preemptive rights to purchase a pro rata share of the Company's equity offerings. The preemptive rights could have a material adverse effect on the market price for the Offered Securities. See "Description of Preferred Stock -- Convertible Preferred Stock -- Right of Tiger/Westbrook to Participate in Offerings."

     Risk of Substantial Dilution to the Holders of Common Stock. Subject to certain quantity limitations, the shares of Convertible Preferred Stock are convertible, at the option of the holders, into such number of shares of Common Stock as is determined by dividing $25.00 (plus accrued and unpaid dividends) by the conversion price then in effect. As of September 30, 1997, the then current conversion price was $21.875 per share and, therefore, each share of Convertible Preferred Stock was convertible into approximately 1.14 shares of Common Stock. In order to provide certain antidilution protection to the holders of the Convertible Preferred Stock, the conversion price is subject to reduction in certain circumstances, including in the event that the Company issues Common Stock at a price below the conversion price. Such reduction in the conversion price could increase the dilution to holders of Common Stock that would arise if and when the Convertible Preferred Stock is converted into Common Stock. Holders of Common Stock could experience substantial dilution in their proportionate ownership, voting power and earnings per share in the event that the Company issues a substantial number of additional shares of Common Stock and/or Preferred Stock, either upon conversion of the Convertible Preferred Stock, in connection with future acquisitions or otherwise, which issuances could adversely affect the market price of the Offered Securities. See "Description of Preferred Stock -- Convertible Preferred Stock -- Conversion Rights."

     Concentration of Voting Power and Consent Requirements of the Holders of the Convertible Preferred Stock. The holders of the Convertible Preferred Stock have significant direct and indirect influence over the Company's affairs. The approval of holders of two-thirds of the outstanding shares of Convertible Preferred Stock, voting as a separate class, is required to, among other things, make certain revisions to the corporate structure of the Company, including such revisions that would affect the rights, priority and preferences of the Convertible Preferred Stock, and for the Company or the Operating Partnership to merge or consolidate with another entity or for the Company to sell all or substantially all of its assets. In addition, the approval of holders of a majority of the outstanding shares of Convertible Preferred Stock, voting as a separate class, is required for the Company to, among other things, make substantial sales of its assets, change the geographic concentration of its portfolio of Properties, or undergo a change in control affecting the Company or the Operating Partnership. See "Description of Preferred Stock -- Convertible Preferred Stock -- Voting Rights."

     In addition, the holders of the Convertible Preferred Stock as a class currently have the right to elect one director to the Company's Board of Directors. Under certain circumstances, the holders of the Convertible Preferred Stock will be entitled to elect up to four additional directors. Such circumstances include the Company's failure to pay quarterly dividends on the Convertible Preferred Stock for four quarters and the Company's breach of certain provisions of the Charter and the Company's bylaws (the "Bylaws") affecting the holders of the Convertible Preferred Stock. See "Description of Preferred Stock -- Convertible Preferred Stock -- Voting Rights." Moreover, the Company may not authorize or create any class or series of stock that ranks equal or senior to the Convertible Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding shares of Convertible Preferred Stock, voting separately as a single class. There can be no assurance that the interests of Tiger/Westbrook, and indirectly the director or directors elected by the holders of the Convertible Preferred Stock, would not differ from or conflict with the interests of the holders of Common Stock or other Offered Securities.

     In addition, upon conversion of the Convertible Preferred Stock into shares of Common Stock, the holders of the Convertible Preferred Stock would have considerable influence with respect to the election of directors and the approval or disapproval of significant corporate actions, since they would hold approximately 9.7% of all outstanding shares of Common Stock (assuming exchange of all partnership interests in the Operating Partnership into shares of Common Stock), assuming that such conversion took place on the date of this Prospectus.

     As of the date of this Prospectus, Tiger/Westbrook was the sole holder of all outstanding shares of the Convertible Preferred Stock. In view of the substantial influence of the holders of the Convertible Preferred Stock over the Company's affairs, it should be noted that Tiger/Westbrook's interests do not necessarily coincide with those of the holders of the Common Stock and therefore its actions with respect to the Company will not necessarily be in the best interests of the holders of Common Stock or other Offered Securities.

     In addition, as of September 30, 1997, Mr. Marcus' beneficial ownership of 1,884,601 shares of Common Stock (including shares issuable upon exchange of partnership interests in the Operating Partnership) represented approximately 11.0% of the outstanding shares of Common Stock (including shares issuable upon exchange of partnership interests in the Operating Partnership). While, as of the date of this Prospectus, Mr. Marcus does not have majority control of the Company, he currently has, and likely will continue to have, significant influence with respect to the election of directors and approval or disapproval of significant corporate actions.

     Exemption from the Maryland Business Combination Law. Under the MGCL, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any individual or entity which is the beneficial owner of 10% or more of a corporation's outstanding stock which is entitled to vote generally in the election of directors (the "Interested Stockholder") or an affiliate of an Interested Stockholder are prohibited for five years after the date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination between the Company and the Interested Stockholder must be approved by a super-majority vote of the stockholders unless, among other conditions, the Company's Common Stockholders receive a Minimum Price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its Common Stock. However, as permitted by the statute, the Board of Directors irrevocably has elected to exempt any business combination by the Company with Tiger/Westbrook and its affiliates from the "business combination" provision of the MGCL. Consequently, the five-year prohibition and the super-majority vote requirement described above will not apply to any business combination between Tiger/Westbrook (or affiliates thereof) and the Company. As a result, the Company may in the future enter into business combinations with Tiger/Westbrook (or affiliates thereof), without compliance by the Company with the super-majority vote requirements and other provisions of the statute.

     Anti-Takeover Effect of the Charter, the Bylaws, the Convertible Preferred Stock and Certain Provisions of Maryland Law. The Company's Charter authorizes the Board of Directors to cause the Company to issue additional shares of Common Stock or preferred stock and to set the preferences, rights and other terms of such preferred stock without the approval of the holders of the Common Stock, provided that the Company must obtain the approval of the holders of two-thirds of the outstanding shares of Convertible Preferred Stock in order to authorize, create or issue any class or series of stock that ranks equal or senior to the Convertible Preferred Stock. See "Description of Preferred Stock -- Convertible Preferred Stock -- Voting Rights." Although the Board of Directors has no intention to issue any shares of Convertible Preferred Stock or other preferred stock at the present time, subject to the consent of the requisite holders of Convertible Preferred Stock, it may establish one or more series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Company's stock or otherwise be in the best interests of the holders of Offered Securities, or that could have dividend, voting or other rights that could adversely affect the interest of holders of Offered Securities.

     The Charter of the Company also contains other provisions that may delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the stock or otherwise be in the best interest of the stockholders or that could otherwise adversely affect the interests of the stockholders, and the Bylaws may be amended by the Board of Directors (subject to the consent of the holders of the Convertible Preferred Stock in certain circumstances) to include provisions that would have a similar effect, although the Board of Directors presently has no such intention. The Charter provides that the Company must obtain the approval of the holders of the Convertible Preferred Stock holding two-thirds of the outstanding shares of Convertible Preferred Stock before the Company or the Operating Partnership may merge or consolidate with any other entity or sell all or substantially all of the Company's or the Operating Partnership's assets. Also, the terms of the Convertible Preferred Stock require that the Company must obtain the approval of holders of the Convertible Preferred Stock holding more than 50% of the outstanding shares of Convertible Preferred Stock before it may undergo a change in control (as defined in the Charter). Additionally, the Charter contains ownership provisions limiting the transferability and ownership of shares of the capital stock of the Company, which may have the effect of delaying, deferring or preventing a transaction or a change in control of the Company. For example, subject to receiving an exemption from the Board of Directors (see "Description of Common Stock -- Restrictions on Transfer"), these ownership provisions preclude any potential acquiror from purchasing more than 6% percent in value of the Company's stock (other than qualified pension trusts which can acquire 9.9%), thereby discouraging any tender offer which may be attractive to the holders of the Common Stock and limiting the opportunity for stockholders to receive a premium for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 6% of the Company's stock, or to otherwise effect a change in control of the Company. See "Description of Common Stock -- Restrictions on Transfer."

     In addition, the MGCL restricts the voting rights of shares deemed to be "control shares." Under the MGCL, "control shares" are those which, when aggregated with any other shares held by the acquiror, entitle the acquiror to exercise voting power within specified ranges. Although the Bylaws provide that the control share provisions of the MGCL shall not apply to any acquisition by any person of shares of stock of the Company, the provisions of the Bylaws may be amended or eliminated by the Board of Directors at any time in the future, provided that it obtains the approval of the holders of two-thirds of the outstanding shares of the Convertible Preferred Stock. Moreover, any such amendment or elimination of such provision of the Bylaws may result in the application of the control share provisions of the MGCL not only to control shares which may be acquired in the future, but also to control shares previously acquired. If the provisions of the Bylaws are amended or eliminated, the control share provisions of the MGCL could delay, defer or prevent a transaction or change in control of the Company that might involve a premium price for the Company's stock or otherwise be in the best interests of the stockholders or that could otherwise adversely affect the interests of the stockholders.

BOND COMPLIANCE REQUIREMENTS

     As of September 30, 1997, the Company had approximately $69.3 million of tax-exempt financing relating to its Inglenook Court Apartments, Wandering Creek Apartments, Treetops Apartments, Meadowood Apartments and Camarillo Oaks Apartments. The tax-exempt financing subjects these Properties to certain deed restrictions and restrictive covenants. The Company expects to engage in tax-exempt financings in the future. In addition, the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder impose various restrictions, conditions and requirements relating to the exclusion from gross income for federal income tax purposes of interest on qualified bond obligations, including requirements that at least 20% of apartment units be made available to residents with gross incomes that do not exceed 50% of the median income for the applicable family size as determined by the Housing and Urban Development Department of the federal government. In addition to federal requirements, certain state and local authorities may impose additional rental restrictions. The bond compliance requirements and the requirements of any future tax-exempt bond financing utilized by the Company may have the effect of limiting the Company's income from the tax-exempt financed properties if the Company is required to lower its rental rates to attract residents who satisfy the median income test. If the required number of apartment homes are not reserved for residents satisfying these income requirements, the tax-exempt status of the bonds may be terminated, the obligations of the Company under the bond documents may be accelerated and other contractual remedies against the Company may be available.

GENERAL REAL ESTATE INVESTMENT RISKS

     Real property investments are subject to a variety of risks. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Properties do not generate sufficient income to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to make distributions to its stockholders will be adversely affected. The performance of the economy in each of the areas in which the Properties are located affects occupancy, market rental rates and expenses and, consequently, has an impact on the income from the Properties and their underlying values. The financial results of major local employers may have an impact on the cash flow and value of certain of the Properties.

     Income from the Properties may be further adversely affected by, among other things, the general economic climate, local economic conditions in which the Properties are located, such as oversupply of space or a reduction in demand for rental space, the attractiveness of the Properties to tenants, competition from other available space, the ability of the Company to provide for adequate maintenance and insurance and increased operating expenses. There is also the risk that as leases on the Properties expire, tenants will enter into new leases on terms that are less favorable to the Company. Income and real estate values may also be adversely affected by such factors as applicable laws (e.g., the Americans With Disabilities Act of 1990 and tax laws), interest rate levels and the availability and terms of financing. In addition, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. The Code also limits the Company's ability to sell properties held for less than four years, which may effect the Company's ability to sell properties without adverse tax effects on holders of Offered Securities.

RISKS INVOLVED IN INVESTMENTS IN MORTGAGES

     The Company may invest in mortgages, in part as a strategy for ultimately acquiring the underlying property. In general, investments in mortgages include the risk that the value of mortgaged property may be less than the amounts owed, the risk that interest rates payable on the mortgages may be lower than the Company's cost of funds, and, in the case of junior mortgages, the risk that foreclosure of a senior mortgage would eliminate the junior mortgage. If any of the above were to occur, cash flows from operations and the Company's ability to make expected dividends to stockholders could be adversely affected.

POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow money using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs or removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestoscontaining materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injuries associated with asbestos-containing materials. In connection with the ownership (direct or indirect), operation, financing, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and costs related to injuries to persons and property.

GENERAL UNINSURED LOSSES

     The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance for each of the Properties, with policy specifications, limits and deductibles customarily carried for similar properties. There are, however, certain types of extraordinary losses which are either uninsurable or not economically insurable. Further, certain of the Properties are located in areas that are subject to earthquake activity. Although the Company has obtained certain limited earthquake insurance policies, should a Property sustain damage as a result of an earthquake, the Company may sustain losses due to insurance deductibles, co-payments on insured losses or uninsured losses.

CHANGES IN REAL ESTATE TAX AND OTHER LAWS

     Costs resulting from changes in real estate tax laws generally are not directly passed through to residential property tenants and increases in income, service or other taxes, generally are also not passed through to tenants under leases and may adversely affect the Company's funds from operations and its ability to make distributions to stockholders. Similarly, compliance with changes in (i) laws increasing the potential liability for environmental conditions existing on properties or the restrictions on discharges or other conditions or (ii) rent control or rent stabilization laws or other laws regulating housing may result in significant unanticipated expenditures, which would adversely affect the Company's funds from operations and its ability to make distributions to stockholders.

CHANGES IN FINANCING POLICY

     The Company has adopted a policy of maintaining a debt-to-total-market-capitalization ratio of less than 50%. The Company calculates debt-to-total-market-capitalization based on the ratio of the total property indebtedness to the sum of (i) the aggregate market value of the outstanding shares of Common Stock (based on the greater of current market price or the gross proceeds per share from public offerings of its shares plus any undistributed net cash flow), assuming the conversion of all limited partnership interests in the Operating Partnership into shares of Common Stock and the conversion of all shares of Convertible Preferred Stock into shares of Common Stock and (ii) the total property indebtedness. Based on this calculation, the Company's debt-to-total-market-capitalization ratio was approximately 22% as of September 30, 1997.

     The organizational documents of the Company and the Operating Partnership do not limit the amount or percentage of indebtedness that they may incur. The Company may from time to time modify its debt policy in light of then current economic conditions, relative costs of debt and equity securities, fluctuations in the fair market price of the Common Stock, growth and acquisition opportunities and other factors. Accordingly, the Company may increase its debt-to-totalmarket-capitalization ratio beyond the limits described above. If the

Board of Directors determines that additional funding is required, the Company or the Operating Partnership may raise such funds through additional equity offerings, debt financing or retention of cash flow (subject to provisions in the Code concerning taxability of undistributed real estate investment trust income), or a combination of these methods.

CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

     The Company has operated so as to qualify as a REIT under the Code, commencing with its taxable year ended December 31, 1994. Although the Company believes that it has operated in a manner which satisfies the REIT qualification requirements, no assurance can be given that the Company will continue to do so. A REIT is generally not taxed on its net income distributed to its stockholders so long as it annually distributes to its stockholders at least 95% of its taxable income. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual or quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and involves the determination of various factual matters and circumstances not entirely within the Company's control. See "Federal Income Tax Considerations."

     If the Company fails to qualify as a REIT in any taxable year, the Company would generally be subject to federal income tax (including any applicable alternative minimum tax) at corporate rates on its taxable income for such year. Moreover, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year of disqualification as a REIT. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability of the Company for the years involved. In addition, distributions would no longer be required to be made. See "Federal Income Tax Considerations."

                          DESCRIPTION OF COMMON STOCK
STOCK -- GENERAL

     As of September 30, 1997, the total number of shares of all classes of capital stock that the Company had authority to issue was 1,000,000,000 shares, consisting of 668,400,000 shares of Common Stock, par value $0.0001 per share, 1,600,000 shares of Convertible Preferred Stock, par value $0.0001 per share, and 330,000,000 shares of excess stock (the "Excess Stock").

     As of September 30, 1997, there were 15,104,866 shares of Common Stock issued and outstanding. Up to 875,400 shares of Common Stock have been reserved for issuance under the Essex Property Trust, Inc. Employee Stock Incentive Plan. In addition, 220,000 shares of Common Stock have been reserved for issuance upon the exercise of an option granted to The Marcus & Millichap Company (the "M&M Stock Option") and an aggregate of 1,873,473 shares of Common Stock may be issued upon the conversion of limited partnership interests in the Operating Partnership.

     As of September 30, 1997, there were 1,600,000 shares of Convertible Preferred Stock issued and outstanding.

COMMON STOCK

     The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Preferred Stock or Depositary Shares or upon the exercise of Warrants issued by the Company. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Charter and its Bylaws. The Common Stock is listed on the New York Stock Exchange under the symbol "ESS." Boston EquiServe is the Company's transfer agent.

     Subject to the provisions of the Charter regarding Excess Stock, the holders of the outstanding Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors. The Charter provides that shares of Common Stock do not have cumulative voting rights.

     The shares of Common Stock offered hereby will, when issued, be fully paid and nonassessable and will not be subject to preemptive or similar rights. Subject to the preferential rights of any outstanding series of stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available for distribution to such holders. The Company currently pays regular quarterly dividends to holders of Common Stock.

     In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the assets remaining after satisfaction of all liabilities and payment of liquidation preferences and accrued dividends, if any, on any series of stock that has a liquidation preference. The rights of holders of Common Stock are subject to the rights and preferences established by the Board of Directors for any stock that may subsequently be issued by the Company.

     Subject to limitations prescribed by Maryland law and the Charter, the Board of Directors is authorized to reclassify any unissued portion of the authorized shares of stock to provide for the issuance of shares in other classes or series, including other classes or series of Common Stock, to establish the number of shares in each class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such class or series. The rights, preferences, privileges and restrictions of such class or series will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement will specify the terms of such class or series.

RESTRICTIONS ON TRANSFER

     In order for the Company to qualify as a REIT under the Code, among other requirements (see Federal Income Tax Considerations -- Requirements for Qualification), not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. In addition, shares of the Company's stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year.

     The Charter, subject to certain exceptions, provides that no holder, other than George M. Marcus, may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6.0% (the "Ownership Limit") of the value of the issued and outstanding shares of stock of the Company (the "Equity Stock"). However, the Ownership Limit provisions provide that a qualified trust (as defined in the Charter) generally may own up to 9.9% of the value of the outstanding shares of Equity Stock. If George M. Marcus converts his limited partnership interests in the Operating Partnership into shares of Common Stock, he may exceed the Ownership Limit. The Ownership Limit provision therefore provides that George M. Marcus may acquire additional shares (up to 25% of the value of the outstanding shares of Equity Stock) pursuant to conversion rights or from other sources so long as the acquisition does not result in the five largest beneficial owners of Equity Stock holding more than 50% of the value of the outstanding shares of Equity Stock. The Board of Directors may, but is not required to, exempt holders of Equity Stock from the Ownership Limit (the "Board Exemption") if evidence satisfactory to the Board of Directors is presented that such ownership will not jeopardize the Company's status as a REIT. As a condition to providing a Board Exemption, the Board of Directors must receive either an opinion of counsel or a ruling from the Internal Revenue Service, and representations and agreements from the applicant, in each case, with respect to preserving the REIT status of the Company; provided, however, the Board of Directors may not grant a Board Exemption if the applicant would own above 25% of the value of the outstanding shares of Equity Stock unless, in addition to the foregoing, the Board of Directors receives a ruling from the Internal Revenue Service (the "IRS") to the effect that such an exemption will not jeopardize the Company's status as a REIT. The Board of Directors may also increase the Ownership Limit (to a maximum of 9.9%) and, in connection therewith, require opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to preserve the REIT status of the Company. The Ownership Limit will not apply if the Board of Directors and the stockholders of the Company determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. Any transfer of shares of stock that would (i) create a direct ownership of shares of Equity Stock in excess of the Ownership Limit (unless a Board Exemption is obtained), (ii) result in the shares of stock being owned by fewer than 100 persons or (iii) result in the Company's being "closely held" under
Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares.

     The Charter also provides that shares involved in a transfer or change in capital structure that results in a person owning in excess of the Ownership Limit (unless a Board Exemption is obtained) or would cause the Company to become "closely held" within the meaning of Section 856(h) of the Code, will automatically be exchanged for shares of Excess Stock. All Excess Stock will be automatically transferred, without action by the stockholder, to a person who is unaffiliated with the Company, or the purported holder, as trustee (the "Trustee") for the exclusive benefit of one or more organizations described in Code Sections 170(b), 170(c) or 501(c)(3) as charitable beneficiary (the "Charitable Beneficiary") and designated by resolution of the Board of Directors. Such shares of Excess Stock held in trust are considered issued and outstanding shares of stock of the Company. In general, the Trustee of such shares is deemed to own the shares of Excess Stock held in trust for the exclusive benefit of the Charitable Beneficiary on the day prior to the date of the purported transfer or change in capital structure which resulted in the automatic transfer.

     The Ownership Limit provision will not be automatically removed even if the real estate investment trust provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Charter. Such amendments to the Charter require the affirmative vote of holders owning a majority of the outstanding shares of Common Stock. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.

     All certificates representing shares of Equity Stock will bear a legend referring to the restrictions described above.

     In general, all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the value of the outstanding shares of Equity Stock (or generally 1% if there are fewer than 2,000 stockholders) must file written notice with the Company containing the information specified in the Charter by January 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of stock as the Board of Directors deems necessary to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit. See "Federal Income Tax Considerations -- Requirements for Qualification."

     The articles supplementary, if applicable, for the Offered Securities may also contain provisions that further restrict the ownership and transfer of the Offered Securities. The applicable Prospectus Supplement will specify any additional ownership limitation relating to the Offered Securities.

REGISTRATION RIGHTS

     The Founders and the Limited Partners have certain "demand" and "piggyback" registration rights with respect to shares of Common Stock issuable in connection with the exchange of their limited partnership interests in the Operating Partnership. The aggregate 11.0% limited partnership interest held by the Founders and the Limited Partners as of the date hereof is exchangeable for an aggregate of 1,873,473 shares of Common Stock. In addition, in connection with the acquisition of certain properties, the Company entered into certain partnership agreements, pursuant to which existing partnerships were reorganized for the purpose of acquiring the properties. The partners of such existing partnerships (the "Acquisition Partnerships Partners") have the right to require the applicable partnership to redeem their units of limited partnership for cash. The Company may, however, elect to deliver an equivalent number of unregistered shares of the Common Stock to the Acquisition Partnerships Partners in satisfaction of the applicable partnership's obligation to redeem the units of limited partnership for cash. The Acquisition Partnerships Partners have certain "demand" registration rights with respect to such shares of Common Stock received pursuant to such election by the Company.

                         DESCRIPTION OF PREFERRED STOCK
GENERAL

     Subject to limitations prescribed by Maryland law and the Company's Charter, the Board of Directors is authorized to issue, from the authorized but unissued shares of stock of the Company, Preferred Stock in such classes or series as the Board of Directors may determine and to establish from time to time the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

     Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of Preferred Stock will be described in the Prospectus Supplement relating to that class or series, including a Prospectus Supplement providing that Preferred Stock may be issuable upon the exercise of Warrants issued by the Company. The description of Preferred Stock set forth below and the description of the terms of a particular class or series of Preferred Stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series. The preferences and other terms of the Preferred Stock of each class or series will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement, relating to each class or series, will specify the terms of the Preferred Stock as follows:

           (1) The title and stated value of such Preferred Stock;

           (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

           (3) The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

           (4) Whether such Preferred Stock is cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

           (5) The provision for a sinking fund, if any, for such Preferred
     Stock;

           (6) The provision for redemption, if applicable, of such Preferred Stock;

           (7) Any listing of such Preferred Stock on any securities exchange;

           (8) The terms and conditions, if applicable, upon which such Preferred Stock will be converted into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

           (9) A discussion of any material federal income tax considerations applicable to such Preferred Stock;

          (10) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;

          (11) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (12) Any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (13) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; and

          (14) Any voting rights of such Preferred Stock.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock and Excess Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company;
(ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividends rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any shares of any class or series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of Preferred Stock.

RESTRICTIONS ON TRANSFER

     In order for the Company to qualify as a REIT under the Code, among other requirements, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations -- Requirements for Qualification." To enable the Company to continue to qualify as a REIT, the Charter restricts the acquisition of shares of common stock and preferred stock. The Charter provides that, subject to certain exceptions specified in the Charter, no stockholder, other than George
M. Marcus, may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6.0% of the value of the outstanding Equity Stock. See "Description of Common Stock -- Restrictions on Transfer." The applicable Prospectus Supplement will also specify any additional ownership limitations relating to a series of Preferred Stock.

CONVERTIBLE PREFERRED STOCK

     Pursuant to the Stock Purchase Agreement, Tiger/Westbrook purchased 1,600,000 shares of Convertible Preferred Stock for an aggregate purchase price of $40.0 million. On July 1, 1996, the Company filed articles supplementary setting forth the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of the Convertible Preferred Stock. The following summarizes certain rights of the holders of the Convertible Preferred Stock, generally, and Tiger/Westbrook, its affiliates and its transferees, specifically. These rights arise under the Stock Purchase Agreement, as amended, and a registration rights agreement by and between the Company and Tiger/Westbrook dated as of June 20, 1996 (the "Registration Rights Agreement"), as well as the Articles Supplementary.

  Ranking

     The Convertible Preferred Stock ranks senior to the Common Stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Company. The Company may not authorize, create or increase the authorized amount of any class or series of equity securities that ranks equal with or senior to the Convertible Preferred Stock with respect to the payments of dividends or amounts upon liquidation, dissolution or winding up, without the consent of holders of two-thirds of the outstanding shares of Convertible Preferred Stock, voting together as a class.

  Dividends

     Holders of shares of Convertible Preferred Stock are entitled to receive annual cumulative cash dividends, payable quarterly, in an amount equal to the greater of (i) $2.1875 per share (8.75% of the $25.00 per share price) or (ii) the dividend (subject to adjustment) paid with respect to the Common Stock plus, in both cases, any accumulated but unpaid dividends on the Convertible Preferred Stock.

     Unless and until all accrued dividends on the Convertible Preferred Stock through the last preceding dividend payment date have been paid, the Company may not (i) declare or pay any dividend, make any distribution (other than a distribution payable solely in shares of Common Stock), or set aside any funds or assets for payment or distribution with regard to any Common Stock (or any other stock junior to the Convertible Preferred Stock, together with Common Stock ("Junior Shares")), (ii) redeem or purchase (directly or through subsidiaries), or set aside any funds or other assets for the redemption or purchase of, any Junior Shares or (iii) authorize, take or cause to be taken any action as general partner of the Operating Partnership that will result in (A) the declaration or payment by the Operating Partnership of any distribution to its partners (other than distributions payable to the Company as general partner that will be used by the Company to fund the payment of dividends on the Convertible Preferred Stock (such distributions to the Company being referred to as "Authorized GP Distributions")), or set aside any funds or assets for payment of any distributions (other than Authorized GP Distributions) or (B) the redemption or purchase (directly or through subsidiaries), or the setting aside of any funds or other assets for the redemption or purchase of, any partnership interests in the Operating Partnership.

     In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares or otherwise, is permitted under the MGCL, amounts that would be needed if the Company were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of holders of the Company's Convertible Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution shall not be added to the Company's total liabilities.

  Liquidation Preference

     Upon the liquidation, dissolution or winding up of the Company, the holders of the Convertible Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to its stockholders, before any distribution is made to holders of the Common Stock, an amount per share (the "Liquidation Preference") equal to 105% of the sum of (i) $25.00 (the "Stated Value") plus (ii) all accrued dividends with respect to the Convertible Preferred Stock to the date of final distribution (whether or not declared). After payment of the full amount of the Liquidation Preference, the holders of Convertible Preferred Stock will not be entitled to any further distribution of assets of the Company.

     Until the holders of the Convertible Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Common Stock upon the liquidation, dissolution or winding up of the Company. If, upon such liquidation, dissolution or winding up, the assets of the Company, or the proceeds thereof, distributable among the holders of the shares of the Convertible Preferred Stock are insufficient to pay in full the Liquidation Preference, then such assets, or the proceeds thereof, will be distributed pro rata to the holders of shares of the Convertible Preferred Stock in accordance with their respective holdings thereof.

     Neither a consolidation or merger of the Company with another corporation, nor a sale or transfer of all or any part of the Company's assets for cash or securities, will be considered a liquidation, dissolution or winding up of the Company.

  Voting Rights

     Except as indicated below with respect to the election of directors of the Company, certain amendments to the Charter and certain other specified matters, the holders of shares of Convertible Preferred Stock have no voting rights. On those matters for which the holders of the Convertible Preferred Stock have the right to vote, each share of the Convertible Preferred Stock is entitled to one vote.

  Election of Directors

     The holders of the Convertible Preferred Stock as a class ordinarily have the right to elect one director. Under the current Charter, the holders of the Convertible Preferred Stock, voting as a separate class, have the right, to elect up to four additional directors, as follows: (i) if the Company breaches any of the protective provisions discussed in "-- Senior Securities; Amendments; Other Matters" (a "Charter Breach"), the holders of the Convertible Preferred Stock will be entitled to elect an aggregate of four directors; and (ii) in the event of a Dividend Default (as hereinafter defined) or in the event of both a Dividend Default and a Charter Breach, the holders of the Preferred Stock will be entitled to elect an aggregate of five directors. All such additional directors will be elected as soon as practicable after any such default. A "Dividend Default" shall occur if, at any time, dividends are not paid in full with respect to all shares of Convertible Preferred Stock on any four dividend payment dates such that dividends due on such four dates have not been fully paid and are outstanding in whole or in part at the same time.

     In the event of a Dividend Default and/or a Charter Breach, the number of Directors elected by the holders of the Convertible Preferred Stock at each subsequent annual meeting of stockholders shall be increased as provided in the previous paragraph, e.g., if a Charter Breach has occurred, the holders of Convertible Preferred Stock shall elect four Directors at subsequent annual meetings and, if a Dividend Default has occurred, or if both a Dividend Default and a Charter Breach have occurred, the holders of Convertible Preferred Stock shall elect five directors at subsequent annual meetings, subject to classification as provided in the Bylaws.

  Senior Securities; Amendments; Other Matters

     The approval of holders of two-thirds of the outstanding shares of Convertible Preferred Stock, voting as a class, is required to (i) increase the number of authorized shares of Convertible Preferred Stock or issue any shares of Convertible Preferred Stock other than to existing holders of Convertible Preferred Stock, (ii) increase the authorized number of shares of or create, reclassify or issue any class of stock ranking prior to or on a parity with the Convertible Preferred Stock either as to dividends or upon liquidation, (iii) amend, alter or repeal any of the provisions of the Charter so as to impair the rights and privileges of the Convertible Preferred Stock, (iv) amend, alter or repeal certain provisions of the Bylaws in a manner which would adversely affect the rights of the holders of the Convertible Preferred Stock, (v) authorize any reclassification of the Convertible Preferred Stock, (vi) except pursuant to a conversion of the Convertible Preferred Stock, require the exchange of Convertible Preferred Stock for other securities, or (vii) effect a voluntary liquidation, dissolution or winding up of the Company, the sale of substantially all of the assets of the Company, the merger or consolidation or major recapitalization of the Company or the Operating Partnership.

     In addition, the approval of holders of a majority of the outstanding shares of Convertible Preferred Stock, voting as a class, is required for the Company to take any of the following actions: (i) the sale, transfer or assignment of beneficial interests in or voting rights with respect to assets of the Company or the Operating Partnership in excess of $45,000,000 within any 90-day period or $125,000,000 within any 360-day period; (ii) the Company's termination of its status as a REIT; (iii) any alteration in the Company's or the Operating Partnership's business such that (A) less than 65% of the Company's or the Operating Partnership's assets are located in the States of California, Oregon and Washington, (B) less than 80% of the Company's or the Operating Partnership's assets are located west of the Mississippi River or (C) less than 80% of the Company's or the Operating Partnership's assets are classified as multifamily residential properties; or (iv) any change in control of the Company or the Operating Partnership.

  Conversion Rights

     The Convertible Preferred Stock is subject to both conversion at the option of the holder thereof and mandatory conversion required by the Company, subject to the terms and conditions described below.

     Optional Conversion. Currently, 800,000 shares of Convertible Preferred Stock are convertible at the option of the holder thereof. At the beginning of each of the three-month periods commencing December 20, 1997 and March 20, 1998, an additional 400,000 shares of Convertible Preferred Stock will be eligible for conversion at the option of the holder thereof. Each share of Convertible Preferred Stock subject to conversion shall be generally convertible into a number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100 of a share) equal to Stated Value plus the amount, if any, of accrued dividends as of the effective date of the conversion, divided by the Conversion Price (as defined below) then in effect. Notwithstanding the foregoing, in the case of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, shares of Convertible Preferred Stock shall, at the option of the holder thereof, immediately become convertible into Common Stock. As of the date hereof, no shares of Convertible Preferred Stock have been converted.

     Mandatory Conversion. If after June 20, 2001, the closing price of the Common Stock on each of at least 20 trading days (including the trading day immediately before the notice of mandatory conversion is delivered by the Company) out of the preceding period of 30 consecutive trading days immediately prior to the notice of mandatory conversion shall be greater than the Conversion Price in effect on each of such 20 trading days, the Company shall, subject to the holders' redemption rights (see "Redemption at Holder's Option After Notice of Mandatory Conversion"), have the right, to convert all, but not less than all, of the outstanding shares of Convertible Preferred Stock into a number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100 of a share) equal to Stated Value plus the amount, if any, of accrued dividends as of the effective date of the conversion, divided by the Conversion Price then in effect.

     Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of shares of Convertible Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of shares of Convertible Preferred Stock will be paid in cash (computed to the nearest cent) based on the current market price of the Common Stock on the trading day preceding the day of conversion.

     Conversion Price. The "Conversion Price" per share of Convertible Preferred Stock will initially be $21.875, and will be equitably adjusted so as to preserve the ownership interests of the holders of the Convertible Preferred Stock if the Company (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (ii) subdivides its outstanding Common Stock into a greater number of shares, (iii) combines its outstanding Common Stock into a smaller number of shares, (iv) issues rights or warrants to the holders of its Common Stock as a class entitling them to purchase Common Stock at a price per share less than the then Conversion Price, (v) distributes to the holders of its Common Stock as a class any shares of stock of the Company (other than Common Stock) or evidences of indebtedness or assets (other than cash dividends or distributions) or rights or warrants (other than those referred to in the previous clause) to purchase any of its securities, (vi) subject to certain exceptions, issues or sells (or the Operating Partnership issues or sells) any equity or debt securities which are convertible into or exchangeable for shares of Common Stock ("Convertible Securities") or any rights, options or warrants to purchase Common Stock at a price per share which is less than the Conversion Price, or (vii) issues or sells any Common Stock (other than on conversion or exchange of Convertible Securities or exercise of rights, options or warrants to which any of the three preceding clauses applies) for a consideration per share less than the Conversion Price.

     The Company will seek to list the shares of Common Stock required to be delivered upon conversion of the Convertible Preferred Stock on each national securities exchange, if any, on which the outstanding shares of Common Stock are listed at the time of delivery of the Common Stock. The Company will pay any documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of Convertible Preferred Stock.

  Redemption at Holder's Option After Notice of Mandatory Conversion

     In the event that the Company exercises its right to require a mandatory conversion of Convertible Preferred Stock (but in no other circumstances), each holder of Convertible Preferred Stock will have the right to require the Company to redeem any or all the shares of Convertible Preferred Stock owned of record by the holder, at a redemption price per share (the "Redemption Price") equal to the applicable Redemption Percentage as defined below, multiplied by the sum of
(i) Stated Value plus (ii) the sum of all accrued dividends with regard to the Convertible Preferred Stock through the date of redemption. As used herein, the "Redemption Percentage" means a percentage beginning at 105% and decreasing annually by 1% to a floor of 100%.

     At such time as there are 40,000 shares or fewer of Convertible Preferred Stock outstanding, the Company may at its option purchase all of the outstanding shares of the Convertible Preferred Stock from the holders thereof at a price equal to the greater of (a) 110% of the sum of the Stated Value of such shares (together with all accrued dividends thereon) and (b) the fair market value of such shares, which shall be equal to the fair market value of the Common Stock, as of such date, issuable upon conversion of such shares, together with all accrued dividends thereon.

  Right of Tiger/Westbrook to Participate in Offerings

     Pursuant to the terms of the Stock Purchase Agreement, Tiger/Westbrook has, for so long as the Convertible Preferred Stock is outstanding, the preemptive right to purchase a pro rata share on an as converted basis as of the date of the Company Notice (as defined herein) of any stock (or options, warrants or rights to purchase such stock or securities convertible into such stock) (collectively, "Eligible Securities"), for the price and upon the terms specified by the Company in its notice to Tiger/Westbrook (the "Company Notice") of a Company issuance of Eligible Securities, which price cannot be greater than that offered to third parties. If Tiger/Westbrook fails to timely exercise in full its preemptive rights, then the Company may sell the unsold Eligible Securities at any time within 180 days (60 days in the case of a public offering) thereafter at a price and upon terms no more favorable to the purchasers thereof than specified to Tiger/Westbrook. Tiger/Westbrook's preemptive rights do not apply to any Eligible Securities, among other things,
(i) issuable in connection with stock splits, stock dividends or recapitalizations as to the effects of which other adjustments are provided for, or (ii) issuable to employees and prospective employees pursuant to any plan or pattern of employee equity participation or issuable in connection with the Company's dividend reinvestment plan. In addition, the Stock Purchase Agreement provides Tiger/Westbrook with preemptive rights to purchase a pro rata share of the Company's equity offerings.

  Registration Rights

     The outstanding shares of Convertible Preferred Stock, together with any shares of Common Stock to which such shares of Convertible Preferred Stock may be converted, are not registered under the Securities Act or the securities laws of any state. Accordingly, such Convertible Preferred Stock or Common Stock may be sold only in one or more transactions registered under the Securities Act and, where applicable, state securities laws or as to which an exemption from registration requirements of the Securities Act and, where applicable, state securities laws is available. Pursuant to the Registration Rights Agreement, Tiger/Westbrook may request the Company to register (at the Company's expense) the then outstanding Convertible Preferred Stock and other Registrable Securities (as defined herein), under the terms and conditions described below. "Registrable Securities" means, subject to certain exceptions, (i) the Convertible Preferred Stock, (ii) all Common Stock issuable or issued upon conversion of the Convertible Preferred Stock, and (iii) any Common Stock of the Company issued as a dividend or distribution or issuable upon the conversion or exercise of any warrant, right or other security which is issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, such Convertible Preferred Stock or Common Stock.

     At Tiger/Westbrook's request, the Company will use its best efforts to cause all outstanding Convertible Preferred Stock or all or a portion of shares of Common Stock which are Registrable Securities to be registered under the Securities Act (including, under certain circumstances pursuant to an offering on a continuous or delayed basis in the future (a "Shelf Registration")), subject to certain limitations, including, without limitation, as to the value of the shares included in the registration (generally, a minimum of $7,000,000 or, in the case of a Shelf Registration, all of the applicable Registrable Securities outstanding), size of the registration (the registration must be for all of the outstanding Convertible Preferred Stock or at least 25% of Tiger/Westbrook's Common Stock), and timing (the Company is not required to make more than one registration per year). With respect to a Shelf Registration, the Company shall use its best efforts to keep the Shelf Registration continuously effective for up to two years. Subject to certain limitations, if the Company registers (or decides to issue under its current Shelf Registration) any Common Stock, at the request of Tiger/Westbrook, the Company will use its best efforts to register all (or any portion) of the shares of Common Stock (but not Convertible Preferred Stock) as specified by Tiger/Westbrook. Tiger/Westbrook's registration rights are assignable to any transferee of the Convertible Preferred Stock or Common Stock owned by Tiger/Westbrook, provided, only Tiger/Westbrook may request registration pursuant to the Registration Rights Agreement. As of the date hereof, Tiger/Westbook has not requested registration of any Registrable Securities.

                        DESCRIPTION OF DEPOSITARY SHARES
GENERAL

     The Company may issue Depositary Shares, each of which will represent a fractional interest of a share of a particular class or series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of a class or series of Preferred Stock represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Stock Depositary") and the holders from time to time of the depositary receipts issued by the Preferred Stock Depositary which will evidence the Depositary Shares ("Depositary Receipts"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the class or series of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the Depositary Receipt to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of the Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any class or series of Preferred Stock converted into Excess Stock or otherwise converted or exchanged.

WITHDRAWAL OF STOCK

     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted or converted into Excess Stock or otherwise), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the class or series of Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related class or series of Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of the Depositary Shares representing shares of such class or series of Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to such class or series of Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in the issuance of any Excess Stock.

     From and after the date fixed for redemption, all dividends in respect of the shares of a class of series of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of a class or series of Preferred Stock deposited with the Preferred Stock Depositary are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such class or series of Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for such class or series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of such class or series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Stock Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

     The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company, except in connection with certain exchanges in connection with the preservation of the Company's status as a REIT. See "Description of Common Stock -- Restrictions on Transfer." Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary

Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of a class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of a class or series of Preferred Stock (including Excess Stock) of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related class or series of Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series or class of Preferred Stock subject to such Deposit Agreement consents to such termination, whereupon the Preferred Stock Depositary will deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of each Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by Preferred Stock Depositary with respect to such Depositary Receipts. The Company has agreed that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list each class or series of Preferred Stock issued upon surrender of the related Depositary Shares. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of each class or series of Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of the Depositary Receipts evidencing the Depositary Shares representing such class or series of Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of a class or series of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                            DESCRIPTION OF WARRANTS

     The Company has no Warrants outstanding (other than options issued under the Company's stock option plans and the M&M Stock Option, see "Description of Common Stock -- Stock -- General"). The Company may issue Warrants for the purchase of Preferred Stock or Common Stock. Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, terms and number of shares of Preferred Stock or Common Stock purchasable upon exercise of such Warrants; (5) the designation and terms of the Offered Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Offered Security; (6) the date, if any, on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable; (7) the price at which each share of Preferred Stock or Common Stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain federal income tax considerations; and (12) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

             CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS

     Certain provisions of the Company's Charter and Bylaws might discourage certain types of transactions that involve an actual or threatened change of control of the Company. The Charter provides that the Company must obtain the approval of holders of two-thirds of the issued and outstanding shares of Convertible Preferred Stock before the Company or the Operating Partnerships may merge or consolidate with any other entity or sell all or substantially all of the Company's or the Operating Partnership's assets. Also, the Charter requires that the Company must obtain the approval of holders of more than 50% of the issued and outstanding shares of Convertible Preferred Stock before it may undergo a change in control. See "Description of Preferred Stock -- Preferred Stock -- Senior Securities; Amendments; Other Matters." The Ownership Limit may delay or impede a transaction or a change in control of the Company that might involve a premium price for the Company's capital stock or otherwise be in the best interest of the stockholders. See "Description of Common
Stock -- Restrictions on Transfer." Pursuant to the Company's Charter and Bylaws, the Company's Board of Directors is divided into three classes of directors, each class serving staggered three-year terms. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of the Company. The issuance of Preferred Stock by the Board of Directors may also have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Preferred Stock -- General."

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of material federal income tax considerations is based on current law and does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions and broker-dealers, tax exempt organizations, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. Certain federal income tax considerations relevant to holders of the Offered Securities may be provided in the applicable Prospectus Supplement relating thereto.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

     The Company believes that since its formation it has operated, and intends to continue to operate, in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. No assurance can be given, however, that such requirements will be met.

     The provisions of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Code provisions that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations thereunder, and administrative and judicial interpretations thereof, all of which are subject to change with retroactive effect. Morrison & Foerster LLP has acted as tax counsel to the Company in connection with Company's election to be taxed as a REIT.

     In the opinion of Morrison & Foerster LLP, commencing with the Company's taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT, and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. Such representations are set forth in a certificate of the Company filed with the opinion of Morrison & Foerster LLP relating to certain tax matters which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Morrison & Foerster LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See "-- Requirements for Qualification -- Failure to Qualify." An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the Company's eligibility for taxation as a REIT.

     If the Company fails to qualify as a REIT in any year, it will be subject to federal income tax as if it were a domestic corporation, and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities and the amount of cash available for distribution to its stockholders could be reduced.

TAXATION OF THE COMPANY

     In any year in which the Company qualifies as a REIT, in general it will not be subject to federal income tax on that portion of its net income that it distributes to stockholders. This treatment substantially eliminates the "double taxation" on income at the corporate and stockholder levels that generally results from investment in a corporation. However, a REIT will be subject to federal income tax as follows. First, a REIT will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. (However, beginning in 1998, a REIT can elect to "pass through" any of its taxes paid on retained capital gains to its shareholders on a pro rata basis.) Second, under certain circumstances, a REIT may be subject to the "alternative minimum tax" on its items of tax preference. Third, if a REIT has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if a REIT has net income from "prohibited transactions," such income will be subject to a 100% tax. A "prohibited transaction" is a sale of "dealer property" (defined below), excluding certain property held by the Company for at least four years, foreclosure property, and, beginning in 1998, property involuntarily converted. Fifth, if a REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the REIT fails the 75% or 95% test. Sixth, if a REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For purposes of the excise tax, dividends declared in October, November, or December of one calendar year and paid by January 31 of the following calendar year are deemed paid December 31 of the initial calendar year. Seventh, if a REIT acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the REIT's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the REIT recognizes gain on the disposition of such asset during the 10 year period beginning on the date on which such asset was acquired by the REIT, then, to the extent of any built-in gain at the time of acquisition, such gain will be subject to tax at the highest regular corporate rate.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a real estate investment trust as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code) at any time during the last half of each taxable year; and (7) which meets certain other tests, described below, regarding the nature of income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. A REIT must also report its taxable income based on the calendar year.

     In order to ensure compliance with the ownership tests described above, the Company has placed certain restrictions on the transfer of the common stock and preferred stock to prevent further concentration of stock ownership. Moreover, to evidence compliance with these requirements, the Company must maintain records which disclose the actual ownership of its outstanding common stock and preferred stock. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its common stock and preferred stock disclosing the actual owners of such common stock and preferred stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of the Company's records. A stockholder failing or refusing to comply with the Company's written demand must submit with his tax returns a similar statement disclosing the actual ownership of common stock and preferred stock and certain other information. In addition, the Charter provides restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements. See "Description of Common
Stock -- Restrictions on Transfer." Furthermore, the Company reports its taxable income based on the calendar year.

     Although the Company intends to satisfy the shareholder demand letter rules described in the preceding paragraph, beginning in 1998, its failure to satisfy these requirements will not result in its disqualification as a REIT but may result in the imposition of IRS penalties against the Company. In addition, beginning in 1998, a REIT's failure to satisfy the requirement that not more than 50% of the value of its outstanding stock be owned by five or fewer individuals (as defined in the Code) during a taxable year would not result in its disqualification as a REIT under the Code as long as (i) the REIT satisfied the shareholder demand letter rules, and (ii) the REIT did not know, and exercising due diligence, would not have known, whether it had failed the requirement.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests, described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described below.

  Asset Tests

     At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by the Company). Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of the Company's total assets as to any one non-government issuer, or (ii) 10% of the outstanding voting securities of any one issuer. The Company believes its investments in the Properties through its interest in the Operating Partnership constitute qualified assets for purposes of the 75% asset test. In addition, the Company may own 100% of a "qualified real estate investment trust subsidiary" as defined in the Code. All assets, liabilities, and items of income, deduction, and credit of a qualified real estate investment trust subsidiary will be treated as owned and realized directly by the Company.

     The Operating Partnership owns 100% of the non-voting preferred stock of Essex Management Corporation, Essex Sacramento, Inc. and Essex Fidelity I Corporation (the "Essex Preferred Stock Subsidiaries") and none of the voting common stock of the Essex Preferred Stock Subsidiaries. By virtue of its partnership interest in the Operating Partnership, the Company will be deemed to own its pro rata share of the assets of the Operating Partnership, including the securities of the Essex Preferred Stock Subsidiaries, as described above. Because the Operating Partnership will not own any of the voting securities of Essex Management Company, Essex Sacramento, Inc. and Essex Fidelity I Corporation and, in each case, the preferred stock's approval right is limited to certain fundamental corporate actions that could adversely affect the preferred stock as a class, the 10% limitation on holdings of voting securities of any one issuer will not be exceeded by the Company.

     Based upon its analysis of the total estimated value of the securities of the Essex Preferred Stock Subsidiaries owned by the Operating Partnership relative to the estimated value of the total assets owned by the Operating Partnership and the other assets of the Company, the Company believes that its pro rata share of the preferred non-voting stock of each of the Essex Preferred Stock Subsidiaries held by the Operating Partnership represents, in each case, less than 5% of the Company's total assets and, together with any other nonqualifying assets represents less than 25% of the Company's total assets. Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respects to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Company's overall interest in the Operating Partnership.

  Gross Income Tests

     There are three separate percentage tests relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "-- Tax Aspects of the Company's Investment in the Operating Partnerships -- General."

     THE 75% TEST. At least 75% of the Company's gross income for the taxable year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

     For purposes of determining whether the Company complies with the 75% test (and 95% test described below), gross income does not include income from prohibited transactions. See "-- Taxation of the Company" and "-- Tax Aspects of the Company's Investment in the Operating Partnership -- Sale of the Properties."

     In addition, rents received from a tenant will not qualify as rents from real property in satisfying the 75% test (or the 95% test described below) if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "related party tenant"). In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will generally not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% tests if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, the Company must generally not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant." For both the related party tenant rules and determining whether an entity qualifies as an independent contractor, certain attribution rules of the Code apply, pursuant to which shares of a REIT held by one entity are deemed held by another.

     Under current law, if a REIT provides impermissible services to its tenants, all of the rent from those tenants can be disqualified from satisfying the 75% and 95% tests. Beginning in 1998, rents will not be disqualified if a REIT provides de minimis, impermissible services. For this purpose, services provided to tenants of a property are considered de minimis where income derived from the services rendered equals 1% or less of all income derived from the property (threshold determined on a property-by-property basis).

     The Company, through the Operating Partnership (which will not be an independent contractor), will provide certain services with respect to the Properties and any newly acquired Properties. The Company believes that the services provided by the Operating Partnership are usually or customarily rendered in connection with the rental of space for occupancy only, and therefore that the provision of such services will not cause the rents received with respect to the Properties to fail to qualify as rents from real property for purposes of the 75% and 95% tests. Essex does not intend to rent to any related party (other than with respect to the Headquarters Building), to base any rent on the income or profits of any person (other than rents that are based on a fixed percentage or percentages of receipts or sales), or to charge rents that would otherwise not qualify as rents from real property. Essex rents a portion of its Headquarters Building to M&M, who is considered to be a related party tenant. Rent received by Essex from M&M will therefore not qualify as rents from real property for purposes of satisfying the 75% and 95% tests. It is not expected that the rent received from any related party (including M&M), together with other income not qualifying for the 95% test (described below), will constitute in the aggregate more than 4% of gross income with respect to any taxable year.

     THE 95% TEST. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends and interest on any obligation not collateralized by an interest on real property are included for purposes of the 95% test, but not for purposes of the 75% test. Furthermore, income earned on interest rate swaps and caps entered into as liability hedges against variable rate indebtedness qualify for the 95% test (but not the 75% test). Beginning in 1998, income earned on liability hedges against all of the REIT's indebtedness, such as options, futures, and forward contracts, will qualify for the 95% test (but not the 75% test). In certain cases, Treasury Regulations treat a variable rate debt instrument and a liability hedge as a synthetic debt instrument for all purposes of the Code. If a liability hedge entered into by a REIT is subject to these Treasury Regulations, income earned on the liability hedge will operate to reduce its interest expense, and, therefore such income will not affect the REIT's compliance with either the 75% or 95% tests.

     Essex Management Corporation also anticipates receiving fee income in consideration of the performance of property management and other services with respect to properties not owned by Essex or the Operating Partnership; however, substantially all income derived by Essex from Essex Management Corporation will be in the form of dividends on Essex Management Corporation's preferred stock owned by the Operating Partnership. Such dividends together with dividends from the other Essex Preferred Stock Subsidiaries will satisfy the 95%, but not the 75%, tests (as discussed above). Essex intends to closely monitor its non-qualifying income, but the Company anticipates that such income, including such dividend income and liability hedge income (if any), will not result in Essex's failing either the 75% or the 95% tests.

     Even if the Company fails to satisfy one or both of the 75% or 95% tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the 75% and 95% tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions apply, the Company will, however, still be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% test for that year.

     THE 30% TEST. The Company must derive less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions), (ii) stock or securities held for less than one year, and (iii) property in a prohibited transaction. Beginning in 1998, the 30% Test is repealed. Prior to its repeal, however, the Company does not anticipate that it will have any substantial difficulty in complying with this test.

  Annual Distribution Requirements

     The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders each year in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax, if any) from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For purposes of the excise tax, dividends declared in October, November, or December of one calendar year and paid by December 31 of the following calendar year are deemed paid December 31 of the initial calendar year.

     The Company believes that it has made timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that in the future the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand. Further, as described below, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. The Company will closely monitor the relationship between its REIT taxable income and cash flow and, where necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) to satisfy the 95% distribution requirement. The Company (through the Operating Partnership) may be required to borrow funds at times when market conditions are not favorable.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year as a result of an adjustment to the Company's tax return by the IRS by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company will be able to maintain its REIT status and avoid being taxed on amounts distributed as deficiency dividends following an IRS adjustment; however, the Company will be required to pay interest and possibly penalties based on the amount of any deduction taken for deficiency dividends.

  Failure to Qualify

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether the Company would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE OPERATING PARTNERSHIP

     The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investment in the Operating Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws. It should be noted that the Company has not received an opinion of counsel with respect to the following discussion.

  General

     The Company holds a direct ownership interest in the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. See "-- Taxation of the Company" and "-- Requirements for Qualification -- Gross Income Tests." Any resultant increase in the Company's REIT taxable income increases its distribution requirements (see "-- Requirements for Qualification -- Annual Distribution Requirements"), but is generally not subject to federal income tax in the hands of the Company, if such income is distributed by the Company to its stockholders. Moreover, for purposes of the REIT asset tests (see "-- Requirements for Qualification -- Asset Tests"), the Company includes its proportionate share of assets held by the Operating Partnership.

TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES

     Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as the Properties), must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (the "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including the Properties). Consequently, the partnership agreement of the Operating Partnership requires such allocations to be made in a manner consistent with
Section 704(c) of the Code.

     In general, the limited partners of the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets (including the Properties). This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules under Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause the Company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "-- Requirements for Qualification -- Annual Distribution Requirements." With respect to any property purchased or to be purchased by the Operating Partnership (other than through the issuance of interests in the Operating Partnership) subsequent to the formation of the Company, such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

SALE OF THE PROPERTIES

     Generally, any gain realized by the Operating Partnership on the sale of real property held by the Operating Partnership for more than one year will be long-term capital gain. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property will generally be treated as income from a prohibited transaction that is subject to a 100% tax. See "-- Taxation of the Company" and "-- Requirements for Qualification -- Gross Income Tests -- The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties, and to make such occasional sales of the Properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

  Dividends; Generally

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. Stockholders that are corporations will not be entitled to a dividends received deduction with respect to any distributions by the Company. To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as tax-free returns of capital to the stockholder, reducing the tax basis of a stockholder's stock by the amount of such distributions (but not below zero), with distributions in excess of the stockholders' tax basis taxable as capital gains (if the stock is held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     Distributions which are designated by the Company as capital gain dividends will be taxed to stockholders as long-term term capital gains (to the extent such dividends do exceed the Company's actual net capital gain for the taxable year) without regard to the period for which a stockholder has held his stock upon which the capital gain dividend is paid. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     With respect to noncorporate taxpayers, the Taxpayer Relief Act of 1997 provides for a maximum 28% rate for "mid-term gain," which is gain on the sale of property held for more than one year and 18 months or less. A new 25% rate applies to certain real property gains for dispositions by noncorporate taxpayers after May 7, 1997. A maximum 20% rate applies to gains recognized by noncorporate taxpayers in excess of the purchase price of property held more than 18 months. The Treasury is authorized to issue regulations for application of the reduced rates to pass-through entities, including REITs and partnerships (such as the Operating Partnership). The IRS recently clarified that regulations, when issued, will permit (but not require) the Company to designate the portion of its capital gain dividends, if any, to which the 28%, 25% and 20% rates described in this paragraph apply, based on the net amount of each class of capital gain realized by the Company after May 7, 1997, determined as if the Company was an individual subject to a marginal tax rate of 28%. Noncorporate stockholders of the Company may therefore qualify for the reduced rate of tax on capital gain dividends paid by the Company.

     Beginning in 1998, an election will be available under which a REIT may retain its capital gains and pay tax thereon, and its stockholders will be deemed to have received the capital gains and paid the tax. If the Company makes this election, a stockholder will be deemed to have received his pro rata share of the Company's capital gains and may claim a credit against his federal income tax liability for his share of taxes paid by the Company on such gains.

     In general, any loss upon a sale or exchange of the Company's stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gains.

  Backup Withholding

     The Company must report annually to the IRS and to each domestic stockholder the amount of dividends paid to and the amount of tax withheld, if any, with respect to, each domestic stockholder. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid and redemption proceeds unless such stockholder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The Company may nonetheless institute backup withholding with respect to a stockholder if instructed to do so by the IRS. A stockholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's federal income tax liability.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Revenue rulings, however, are interpretive in nature and are subject to revocation or modification by the IRS. Based upon the ruling and the analysis therein, distributions by the Company to a stockholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares of the Company's stock with "acquisition indebtedness" within the meaning of the Code, and that the shares of the Company's stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, REITs generally treat the beneficiaries of qualified pension trusts as the beneficial owners of REIT shares owned by such pension trusts for purposes of determining if more than 50% of the REIT's shares are owned by five or fewer individuals. However, if a pension trust owns more than 10% of the REIT's shares, it can be subject to UBTI on all or a portion of REIT dividends made to it, if the Company is treated as a "pension-held REIT." In view of the Ownership Limit, the Company does not expect to be treated as a "pension-held REIT." See "Description of Common Stock -- Restrictions on Transfer."

TAXATION OF FOREIGN STOCKHOLDERS

     The following is a discussion of certain anticipated U.S. federal income and estate tax consequences of the ownership and disposition of the Company's stock applicable to Non-U.S. Holders of such stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a U.S. corporation or entity taxable as such for U.S. federal income tax purposes or partnership created or organized in the United States or under the laws of the United States or of any state thereof, (iii) an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust subject to the primary supervision of a court within the United States and the control of one or more United States fiduciaries. The discussion is based on current law and is for general information only. The discussion addresses only certain aspects of U.S. federal income and estate taxation and does not address the impact of any applicable treaty.

  Distributions From the Company

     1. Ordinary Dividends. Distributions that are not attributable to gain from sales or exchanges by the Company or the Operating Partnership of "United States real property interests" ("USRPIs"), as defined in the Code, and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent they are made out of current or accumulated earnings and profits of the Company. Unless such distributions are effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), the gross amount of the distributions will ordinarily be subject to U.S. withholding tax at a 30% or lower treaty rate. In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business (or, in the case of an income tax treaty, as having a U.S. permanent established) solely by reason of their ownership of the Company's stock. If income on the Company's stock is treated as effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), the Non-U.S. Holder generally will be subject to a tax at graduated rates in the same manner as

U.S. stockholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation).

     The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a Non-U.S. Holder unless (i) a lower treaty rate applies and proper certification is provided or
(ii) the Non-U.S. Holder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder). Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of ascertaining the requirement of withholding discussed above and the applicability of an income tax treaty rate. Under Treasury Regulations effective January 1, 1998, certain Non-U.S. Holders who seek to claim the benefit of an applicable treaty rate will be required to satisfy certain residency requirements.

     2. Non-Dividend Distributions. Unless the Company's stock constitutes a USRPI, distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's shares but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Holder's shares of the Company's capital stock, such distributions will give rise to tax liability if the Non-U.S. Holder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. If, however, the Company's stock is treated as a USRPI, any distributions in excess of current or accumulated earnings and profits will generally be subject to 10% withholding and, to the extent such distributions also exceed the adjusted basis of a Non-U.S. Holder's stock, they will also give rise to gain from the sale or exchange of the stock, the tax treatment of which is described below. Amounts withheld may be refundable if it is subsequently determined that such amounts are in excess of the Non-U.S. Holder's U.S. tax liability.

     3. Capital Gain Dividends. For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of USRPIs ("USRPI Capital Gains"), such as properties beneficially owned by the Company, will be taxed to a Non-U.S. Holder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Holder as gain effectively connected with a U.S. trade or business, regardless of whether such dividends are designated as capital gain dividends. Non-U.S. Holders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals) on such distributions. Also, distributions from USRPI Capital Gains may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption or rate reduction. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution consisting of USRPI Capital Gains. This amount may be creditable against the Non-U.S. Holder's FIRPTA tax liability.

     Other distributions attributable to the Company's capital gains, other than its USRPI Capital Gains, generally will not be subject to taxation, unless (i) investment in the shares is effectively connected with the Non-U.S. Holder's U.S. trade or business (or, if an income tax treaty applies, it is attributable to a U.S. permanent establishment of the Non-U.S. Holder), in which case the Non-U.S. Holder will be subject to the same treatment as U.S. stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax), or (ii) the Non-U.S. Holder is a non-resident alien individual whose is present in the United States for 183 days or more during the taxable year and either has a "tax home" in the United States or sold his or her shares of Company stock under circumstances in which the sale was attributable to a U.S. office, in which case the non-resident alien individual will be subject to a 30% tax on the individual's capital gains.

     Disposition of Stock of the Company. Gain recognized by a Non-U.S. Holder upon a sale of shares of Company stock will generally not be taxed under FIRPTA if the shares do not constitute a USRPI. Shares of the Company will not be considered a USRPI if the Company is a "domestically controlled REIT," or if the shares are part of a class of stock that is regularly traded on an established securities market and the holder owned less than 5% of the class of stock sold during a specified testing period. A "domestically controlled REIT" is defined generally as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is, and expects that it will continue to be, a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. However, since the Company's Common Stock is publicly traded, no assurance can be given to this effect. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals).

     Gain not subject to FIRPTA will be taxable to a Non-U.S. Holder if (i) investment in the shares is effectively connected with a United States trade or business of the Non-U.S. Holder (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), in which case the Non-U.S. Holder will be subject to the same treatment as U.S. Holders with respect to such gain, or (ii) the Non-U.S. Holder is a non-resident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual's capital gains.

     Estate Tax. Stock of the Company owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes.

     Information Reporting and Backup Withholding. The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides.

     U.S. backup withholding, which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements, will generally not apply to dividends (including any capital gain dividends) paid on stock of the Company to a Non-U.S. Holder at an address outside the United States. However, the payment of the proceeds from the disposition of stock of the Company to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalty of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of stock to or through a Non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

     New Withholding Regulations. Final regulations dealing with withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were recently promulgated. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. For example, the New Withholding Regulations adopt a certification rule which was in the proposed regulations under which a foreign stockholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a U.S. corporation will be required to satisfy certain certification and other requirements. In addition, the New Withholding Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the USRPI withholding rules (discussed above) with respect to the portion of the distribution designated by the REIT as capital gain dividend. The New Withholding Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. THE DISCUSSION SET FORTH ABOVE IN "TAXATION OF FOREIGN STOCKHOLDERS" DOES NOT TAKE THE NEW WITHHOLDING REGULATIONS INTO ACCOUNT. PROSPECTIVE NON-U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE NEW WITHHOLDING REGULATIONS.

OTHER TAX CONSIDERATIONS

  Essex Preferred Stock Subsidiaries

     A portion of the cash to be used by the Operating Partnership to fund distributions to partners, including Essex, is expected to come from the Essex Preferred Stock Subsidiaries through dividends on the non-voting stock of the Essex Preferred Stock Subsidiaries held by the Operating Partnership. Essex Preferred Stock Subsidiaries will pay federal and state income tax at the full applicable corporate rates. The Essex Preferred Stock Subsidiaries will attempt to minimize the amount of such taxes, but there can be no assurance whether or to what extent measures taken to minimize taxes will be successful. Because Essex, the Operating Partnership and the Essex Preferred Stock Subsidiaries are related through stock or partnership ownership, the allocation of certain expenses and reimbursements thereof among Essex, the Essex Preferred Stock Subsidiaries and the Operating Partnership could be subject to additional scrutiny by the IRS. To the extent that the Essex Preferred Stock Subsidiaries are required to pay federal, state or local taxes, the cash available for distribution by Essex to stockholders will be reduced accordingly.

  Dividend Reinvestment Program

     Under the Company's dividend reinvestment program, stockholders participating in the program will be deemed to have received the gross amount of any cash distributions which would have been paid by the Company to such stockholders had they not elected to participate. These deemed distributions will be treated as actual distributions from the Company to the participating stockholders and will retain the character and tax effect applicable to distributions from the Company generally. See "Federal Income Tax
Considerations -- Taxation of Taxable Domestic Stockholders." Participants in the dividend reinvestment program are subject to federal income tax on the amount of the deemed distributions to the extent that such distributions represent dividends (including capital gains dividends) of the Company, even though they receive no cash. Shares of Common Stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the deemed distribution).

  Possible Legislative or Other Actions Affecting Tax Consequences

     Prospective investors should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company.

  State and Local Taxes

     The Company and its stockholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisers regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

     It should be noted that the Company has not obtained an opinion of counsel with respect to the foregoing disclosure in subsections entitled "Taxation of Taxable Domestic Stockholders," "Taxation of Tax -- Exempt Stockholders," "Taxation of Foreign Stockholders" and "Other Tax Considerations".

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with the Company. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Sales of Offered Securities offered pursuant to any applicable Prospectus Supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the New York Stock Exchange. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company may elect to list any series of Preferred Stock, Depositary Shares or Warrants on any exchange, but it is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Offered Securities.

     If so indicated in the applicable Prospectus Supplement, the Company may authorize dealers acting as the Company's agent to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and
(ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for, the Company in the ordinary course of business.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995, and for the period June 13, 1994 through December 31, 1994 and of Essex Partners Properties for the period January 1, 1994 through June 12, 1994, the audited Combined Historical Summary of Gross Income and Direct Operating Expenses for the year ended December 31, 1996 of Wilshire Promenade, Tara Village, Evergreen Heights, The Bluffs II, The Village Apartments, Camarillo Lots 7, 8 and 9, and Huntington Breakers Apartments, and the audited Combined Statement of Revenues and Certain Expenses of Stonehedge Village, Bridle Trails, Spring Lake, and Maple Leaf for the year ended December 31, 1996 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California. Morrison & Foerster LLP will rely upon the opinion of Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law. In addition, the description of the Company's qualification and taxation as a REIT under the Code contained in this Prospectus under the caption entitled "Federal Income Tax
Consideration -- General" is based upon the opinion of Morrison & Foerster LLP.

======================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

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                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        -----
The Company...........................    S-3
The Offering..........................    S-3
Use of Proceeds.......................    S-4
Description of Capital Stock of
  the Company.........................    S-4
Underwriting..........................    S-5
Experts...............................    S-6
Legal Matters.........................    S-6

              PROSPECTUS
Available Information.................      2
Incorporation of Certain Documents by
  Reference...........................      2
The Company...........................      3
Use of Proceeds.......................      3
Ratio of Earnings to Fixed Charges....      3
Risk Factors..........................      4
Description of Common Stock...........     12
Description of Preferred Stock........     15
Description of Depositary Shares......     22
Description of Warrants...............     26
Certain Provisions of the Company's
  Charter and Bylaws..................     26
Federal Income Tax Considerations.....     27
Plan of Distribution..................     39
Experts...............................     40
Legal Matters.........................     40

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                                1,500,000 SHARES

                           ESSEX PROPERTY TRUST, INC.

                                  COMMON STOCK

                            ------------------------
                             PROSPECTUS SUPPLEMENT
                            ------------------------
                              MERRILL LYNCH & CO.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                                RAYMOND JAMES &
                                ASSOCIATES, INC.
                                DECEMBER 2, 1997

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